As filed with the Securities and Exchange Commission on May 31, 2006
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                 SyntheMed, Inc.
             (Exact name of Registrant as specified in its charter)


               Delaware                                 14-1745197
   (State or other jurisdiction of          (I.R.S. Employer identification No.)
    incorporation or organization)


                   PO Box 219 Little Silver, New Jersey 07739
              (Address of principal executive offices and Zip Code)

                                 (732) 728-1769
              (Registrant's telephone number, including area code)


                             2006 STOCK OPTION PLAN
                              (full title of plan)

                              Robert P. Hickey, CEO
                                 SyntheMed, Inc.
                                   PO Box 219
                         Little Silver, New Jersey 07739
                                 (732) 728-1769
           (Name, address, and telephone number of agent for service)



================================================================================



                         CALCULATION OF REGISTRATION FEE


Title of securities         Proposed maximum      Proposed maximum     Aggregate offering     Amount of Registration
to be registered              Amount to be       offering price per        Price (4)                 fee (4)
                              Registered (1)          share (4)

Common Stock ($.001            3,640,000(2)              $0.65             $2,366,000                 $253.16
par value)

Common Stock ($.001            1,360,000(3)              $0.80             $1,088,000                 $116.42
par value)
                                                                                           TOTAL:     $369.58

------------------
(1) Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement also registers an indeterminate number of additional shares of common stock that may become issuable pursuant to provisions of the 2006 Stock Option Plan relating to adjustments for recapitalization, stock dividends, stock splits, etc.
(2) Represents shares underlying options available for grant under the 2006 Stock Option Plan.
(3)      Represents shares underlying options granted under the 2006 Stock
         Option Plan.
(4) Computed pursuant to Rule 457(h) of the Securities Act of 1933. The offering price per share, maximum aggregate offering price and registration fee is based upon the average of the bid and asked prices on the Over-The-Counter Bulletin Board on May 30, 2006.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                                EXPLANATORY NOTE

         This Registration Statement is being filed in order to register the offer and sale by the Registrant of up to 5,000,000 shares of its common stock under the Registrant's 2006 Stock Option Plan.

         The information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b) under the Securities Act of 1933, as amended. Such documents are not being filed with the Securities and Exchange Commission ("SEC"), but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of
Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

         The prospectus being filed with this Registration Statement has been prepared in accordance with the requirements of General Instruction C to Form S-8 and Part I of Form S-3, and may be used for reoffers and resales of shares of common stock that may be acquired in the future under the 2006 Stock Option Plan by the persons named in the prospectus, each of whom may be deemed an "affiliate" of the Registrant.

         Parts I and II of this Registration Statement immediately follow the prospectus below.

Prospectus

                                 SyntheMed, Inc.


         This prospectus relates to up to _________ shares of common stock of SyntheMed, Inc. that may from time to time be offered and sold by one or more of the selling stockholders identified in this prospectus or in a supplement to this prospectus. All of these shares are authorized and unissued shares of our common stock that may be acquired from time to time by the selling stockholders pursuant to the exercise of options granted under the 2006 Stock Option Plan. The shares may be offered by the selling stockholders from time to time in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution." We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

         Our common stock trades on The Over-The-Counter Bulletin Board under the symbol "SYMD." On _______, the closing sale price of the common stock was $___ per share. Our principal offices are located at PO Box 219, Little Silver, New Jersey 07739, and our telephone number is (732) 728-1769.

         The securities offered hereby are speculative and involve a high degree of risk and substantial dilution. Only investors who can bear the risk of loss of their entire investment should invest. See "Risk Factors" beginning on page 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                     The date of this prospectus is _______

                                TABLE OF CONTENTS

                                                                          Page
Risk Factors
Selling Stockholders
Plan of Distribution
Incorporation of Certain Documents by Reference
Disclosure of Commission Position on Indemnification
     For Securities Act Liabilities
Available Information

                                  Risk Factors

         This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related to Our Business

We Have a History of Operating Losses and May Never Achieve Profitability

         Our operations in recent years have consisted primarily of research, development and testing of our technologies and product candidates. We have incurred significant net losses since inception. We had net losses of $2,148,000 in 2005 and $961,000 in the first quarter of 2006. At March 31, 2006, we had an accumulated deficit of $45,211,000. We currently have no products approved for marketing in the United States or elsewhere. We expect to incur additional losses in connection with our research and development activities, as well as our efforts to obtain regulatory approvals to market REPEL-CV in the United States and Europe and to establish manufacturing and distribution arrangements in anticipation of such approvals. Our ability to achieve profitability is dependent on successfully developing, manufacturing and marketing our product candidates, including REPEL-CV. Accordingly, the extent of future losses and our ability to achieve profitability is uncertain. We may never achieve or sustain a profitable level of operations.

We Are Substantially Dependent on Repel-CV to Generate Revenue

         Other than Repel-CV, we have no product candidates in a pre-commercialization stage of development. Our product candidates other than REPEL-CV will require significant further research, development and testing, including extensive clinical testing and regulatory approval, prior to commercial use. We anticipate beginning to market REPEL-CV in Europe following obtaining CE Mark approval, which we anticipate obtaining in mid-2006. Marketing in the United States is subject to successful completion of the current pivotal clinical trial, which we also anticipate completing in mid-2006, and approval by the FDA of a pre-marketing approval application. Our ability to generate meaningful revenue from REPEL-CV will be dependent on a variety of factors, many of which are beyond our control. These include:

      o     Obtaining necessary FDA and foreign regulatory approvals;

      o Establishing and maintaining satisfactory manufacturing, marketing and distribution arrangements;

      o     Degree of market acceptance;

      o     Level of reimbursement by government and third party payors; and

      o     Competition.

If we are not able to adequately address these risks, we may not be able to achieve revenue in the time frame anticipated, if at all.

If we fail to obtain and maintain the regulatory approvals or clearances necessary to make or sell our products, sales could be delayed or never realized

         The jurisdictions in which we plan to market REPEL-CV regulate this product as a medical device, and we anticipate that many if not all of our other product candidates would be similarly regulated. In most circumstances, we, as well as our manufacturers, distributors and agents, must obtain regulatory clearances, approvals and certifications and otherwise comply with extensive regulations regarding safety, quality and efficacy standards. These regulations vary from country to country, and the regulatory review can be lengthy, expensive and uncertain. We may not obtain or maintain the regulatory clearances, approvals and certifications necessary to make or market our products in our targeted markets. Moreover, regulatory clearances, approvals and certifications that are obtained may involve significant restrictions on the applications for which our products can be used. In addition, we may be required to incur significant costs in obtaining or maintaining our regulatory clearances, approvals and certifications. If we do not obtain or maintain regulatory clearances, approvals and certifications to enable us to make or market our products in the United States or elsewhere, or if the clearances, approvals and certifications are subject to significant restrictions, we may never generate significant revenues. The regulatory requirements in some of the jurisdictions where we intend to market our products are summarized below.

United States

         Regulation by FDA. The FDA regulates the clinical testing, manufacturing, labeling, distribution and promotion of medical devices. In October 2003, we initiated a US-based multi-center pivotal clinical trial on REPEL-CV for use in cardiac surgeries. Full patient enrollment in the pivotal clinical trial was announced in February 2006 and we anticipate completion of the trial in mid-2006. A number of companies in our industry have suffered significant setbacks in clinical trials, even after showing promising results in earlier studies or trials. We cannot assure investors that the REPEL-CV pivotal clinical trial will be completed in the time frame anticipated or that the data from the trial will support FDA clearance or approval to market this product for the designated use. Delays in completing the trial will delay our ability to market REPEL-CV in the United States and failure to obtain FDA marketing clearance or approval will result in our inability to sell REPEL-CV in the United States, all of which may cause us to need capital sooner than anticipated.

         Subject to obtaining FDA marketing clearance or approval, we plan to manufacture REPEL-CV in the United States through outside third-party contract manufacturers. Manufacturers of medical devices are required to obtain FDA approval of their manufacturing facilities and processes, to adhere to applicable standards for manufacturing practices and to engage in extensive recordkeeping and reporting. REPEL-CV, as well as any other products that we manufacture or distribute following FDA marketing clearance or approval, will be subject to extensive ongoing regulation by the FDA. . Subsequent discovery of previously unknown problems may result in restriction on a product's use or withdrawal of the product from the market. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing approvals and criminal prosecution.

European Union and Other International Markets

         General. International sales of medical devices are subject to the regulatory requirements of each country in which the products are sold. Accordingly, the introduction of our product candidates in markets outside the United States will be subject to regulatory approvals or clearances in those jurisdictions. The regulatory review process varies from country to country. Many countries also impose product standards, packaging and labeling requirements and import restrictions on medical devices. In addition, each country has its own tariff regulations, duties and tax requirements. The approval or clearance by foreign government authorities is uncertain and can be expensive. Our ability to market our product candidates could be substantially limited due to delays in receipt of, or failure to receive, the necessary approvals or clearances.

         Requirement of CE Certification in the European Union. To market a product in the European Union, we must be entitled to affix a CE Certification, an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. A CE Certification enables us to market a product in all of the countries of the European Union, as well as in other countries, such as Switzerland and Israel, that have adopted the European Union's regulatory standards. We have not yet received a CE Certification for the use of REPEL-CV in cardiac surgeries. There can be no assurance that we will receive CE Certification for REPEL-CV in cardiac surgeries or for any other indications for use or that we will receive CE Certifications for any of our other product candidates.

We Will Need Additional Capital to Fund Our Plan of Operations

We anticipate that our existing cash, cash equivalents and short-term investments, together with anticipated revenue from operations, should be sufficient to fund our operations for the next 12 months. We may, however, need or choose to raise additional funds before then. We may seek to obtain additional funds through equity or debt financings, or strategic alliances with third parties either alone or in combination with equity or debt financings. There are a variety of factors that could cause our future capital requirements to be greater than anticipated or could accelerate our need for funding. These include:

      o unforeseen developments during our pre-clinical and clinical trials, including the REPEL-CV pivotal clinical trial;
      o delays in the timing of receipt of required regulatory approvals or clearances to make or sell REPEL-CV;
      o unforeseen difficulties in establishing and maintaining an effective sales and distribution network;
      o unforeseen difficulties in establishing and maintaining third party commercial scale manufacturing capacity and capability and arrangements with component material suppliers;
      o     unanticipated expenditures in research and product development;
      o unanticipated expenditures in the acquisition and defense of intellectual property rights;
      o unforeseen changes in healthcare reimbursement for procedures using REPEL-CV;
      o     lack of demand for and market acceptance of REPEL-CV;
      o     unanticipated difficulties in operating in international markets;
      o the need to respond to technological changes and increased competition;
      o unforeseen problems in attracting and retaining qualified personnel to market our products;
      o     claims that might be brought in excess of our insurance coverage;
            and
      o any imposition of penalties for failure to comply with regulatory guidelines.

In addition, although we have no present commitments or understandings to do so, we may seek to expand our operations and product line through acquisitions or joint ventures. Any such acquisitions or joint ventures may increase our capital requirements.

         We may not be able to obtain financing on acceptable terms or at all. In addition, the terms of any financing may adversely affect the holdings or the rights of our stockholders. Insufficient funds may require us to delay, limit or eliminate some or all of our research and development programs, or require us to license to third parties certain products or technologies that we would otherwise seek to commercialize on our own.

Our Patents and Proprietary Rights May Not Provide Us With Significant Competitive Advantage

         Our success will depend heavily on our ability to obtain and retain patent protection for our polymer technology and product candidates, to preserve our trade secrets and to operate without infringing the proprietary rights of third parties. We own ten United States patents, one Australian patent and one Canadian patent relating to our polymer technology. In addition, we have filed applications for patents in a number of countries and intend to file additional patent applications in other countries. Claims in the pending patent applications may not issue as patents, and issued patents may not provide us with meaningful competitive advantages. In addition, challenges may be instituted against the validity or enforceability of any patent owned or licensed by us. Furthermore, others may independently develop similar or superior technologies, duplicate our technologies or design around the patented aspects of our technologies. We may also infringe upon prior or future patents owned by others, and may be forced to acquire licenses under patents belonging to others for technology potentially useful or necessary to our business. These licenses may not be available on terms acceptable to us, if at all. Moreover, patents issued to or licensed by us may be infringed by others. The cost of litigation involving patents, whether brought by or against us, can be substantial, and can result in adverse determinations to us, including declaration of our patents as invalid.

         We seek to protect our trade secrets and proprietary know-how, in part, through confidentiality agreements with our employees, consultants, advisors, collaborators and others. These agreements may be violated by the other parties, we may not have adequate remedies for any breach and our trade secrets may otherwise become known or be independently developed by competitors. To the extent that consultants, key employees, third parties involved in our projects or others independently develop technological information, disputes may arise as to the proprietary rights to such information, which may not be resolved in our favor.

Insufficient Reimbursement From Government and Third Party Health Care Payors Will Negatively Impact Our Ability to Successfully Commercialize Our Proposed Products

         Successful commercialization of our proposed products may depend in part on the availability of adequate reimbursement from third-party health care payors such as Medicare, Medicaid and private insurance plans. Reimbursement matters include both coverage issues and payment issues. Questions of coverage relate to whether a product will be paid for at all and under what circumstances. Questions of payment relate to the amount or level of payment. Reimbursement policies vary among payors and may depend on the setting in which a product is used. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Adequate third-party reimbursement may not be available for us to establish and maintain satisfactory price levels. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and payment levels for new therapeutic products. If adequate coverage and payment levels are not provided by government and third-party payors for our proposed products, the market acceptance of these products would be adversely affected. Internationally, reimbursement issues vary by country which can influence the pace at which hospitals are willing to respond to the surgeons' request for new products, particularly those that add to the total cost of the surgical procedure rather than substituting for an existing product. In some international markets, the use of new products may be delayed until the product is included in a government tender under which the hospital can apply for reimbursement. The submission and approval of tender applications may only occur on a semi-annual or annual basis depending on the country.

Our Proposed Products May Never Achieve a Satisfactory Level of Market
Acceptance

         Our future growth and profitability will depend, in large part, on the acceptance by the medical community of our proposed products. This acceptance will be substantially dependent on educating the medical community as to the full capabilities, distinctive characteristics, perceived benefits and clinical efficacy of the proposed products. It is also important to the commercial success of our proposed products that our independent distributors and agents succeed in training a sufficient number of surgeons and in providing them adequate instruction in the use of our products. This training requires a commitment of time and money by surgeons that they may be unwilling to give. Even if surgeons are willing, if they are not properly trained, they may misuse or ineffectively use our products. This may result in unsatisfactory patient outcomes, patient injury, negative publicity or lawsuits against us, any of which could damage our business and reduce product sales.

Our Reliance on Contract Manufacturers and Suppliers and Lack of Manufacturing Experience May Hurt Our Ability to Supply Our Proposed Products on a Timely Basis

         We currently have no manufacturing facilities. We rely on others for clinical and commercial production. In addition, some raw materials necessary for the commercial manufacturing of our products are produced to distinct specifications and may only be available from a limited number of suppliers. We intend to use a series of suppliers in the production of REPEL-CV. Any delays or failures of the manufacturing or packaging process at any of these suppliers, which to a large extent may be beyond our control, could cause inventory problems or product shortages. To be successful, however, we must be capable of manufacturing or contracting for the manufacture of its products in commercial quantities, in compliance with regulatory requirements and at acceptable costs. We may manufacture certain products directly at such time, if ever, that such products are successfully developed. We have no experience with the direct manufacture of these proposed products. The manufacture of these proposed products is complex and difficult, and will require the Company to attract and retain experienced manufacturing personnel and to obtain the use of a manufacturing facility in compliance with FDA and other regulatory requirements. We may not be able to attract or retain experienced personnel, and we may not be able to obtain the financing necessary, to manufacture these products directly.

If We are Not Able To Satisfy Our Obligations Under Technology Agreements, We May Lose Rights to Technologies Important to Our Proposed Products

         We have acquired the rights to technologies pursuant to agreements with research institutions. Such agreements contain provisions requiring us, among other things, to develop, commercialize and/or market products, to achieve minimum sales and/or income levels within certain periods of time, to meet minimum funding requirements and to make royalty payments in order to maintain the patents and other rights granted thereunder. In addition, the patents and proprietary rights revert to the grantor on certain dates and/or upon the occurrence of certain conditions. We may not be able to satisfy our obligations under these agreements. In the event that certain patents and proprietary rights were to revert to the grantor, we could be forced to cease sales of any and all products incorporating technology covered by such rights.

We May Not Be Able To Compete Successfully Against Our Competitors

         We are engaged in rapidly evolving and highly competitive fields. Competition from biotechnology companies, medical device manufacturers, pharmaceutical and chemical companies and other competitors is intense. Academic institutions, hospitals, governmental agencies and other public and private research organizations are also conducting research and seeking patent protection and may develop competing products or technologies on their own or through joint ventures. Our products could be rendered noncompetitive or obsolete by these and other competitors' technological advances. We may be unable to respond to technological advances through the development and introduction of new products. Moreover, many of our existing and potential competitors have substantially greater financial, marketing, sales, distribution, manufacturing and technological resources than our company. These competitors may be in the process of seeking FDA or other regulatory approvals or clearances, or patent protection, for competitive products. Our competitors could, therefore, commercialize competing products in advance of our products. They may also enjoy substantial advantages over us in terms of:

         o  research and development expertise;

         o  experience in conducting clinical trials;

         o  experience in regulatory matters;

         o  manufacturing efficiency;

         o  name recognition;

         o  sales and marketing expertise;

         o  established distribution channels; and

         o established relationships with health care providers and payors. These advantages may limit the demand for, and market acceptance of, our products.

Difficulties of operating in international markets may harm sales of our products.

         Subject to obtaining CE Mark approval, we intend to market REPEL-CV in Europe prior to the United States. We anticipate that the international nature of our business will subject us and our foreign distributors to the laws and regulations of the jurisdictions in which they operate, and in which our products would be sold. The types of risks that we face in international operations include:

         o  the imposition of governmental controls;

         o  logistical difficulties in managing international operations; and

         o  fluctuations in foreign currency exchange rates.

Our international sales and operations, if any, may be limited or disrupted if we cannot successfully meet the challenges of operating internationally.

Use of Hazardous Materials in Our Business May Expose us to Expensive Claims

         Medical and biopharmaceutical research and development involves the controlled use of hazardous materials. We and our contract manufacturer are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although we believe that all of our current contractors comply and future contractors will comply with safety procedures for handling and disposing of such materials under the standards prescribed by federal, state and local regulations, we may be exposed to fines and penalties for improper compliance with such standards. Moreover, the risk of accidental contamination or injury from those materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and any such liability could be in excess of insured amounts and exceed the resources of our company.

If we Lose or Are Unable to Hire and Retain Qualified Personnel, we May Not Be Able to Successfully Implement Our Plan of Operations

         We are dependent upon a limited number of key management, scientific and technical personnel and consultants. In addition, our future success will depend in part upon our ability to attract and retain highly qualified personnel. We compete for such personnel with other companies, academic institutions, government entities and other organizations. We may not be successful in hiring or retaining qualified personnel. Loss of key personnel or the inability to hire or retain qualified personnel could hurt our ability to successfully implement our plan of operation.

We Rely on Consultants For Certain Strategic Activities, Which Results in Less Control Over Such Activities

          We rely upon consultants and advisors to assist in formulating research and development strategies, testing and manufacturing and marketing-related issues. We have less control over the activities of our consultants than we do over our employees, which may reflect negatively in the time and effort devoted to such activities. All of our consultants and advisors are employed outside of our company and may have commitments or consulting or advisory contracts with other entities that could conflict with their service to our company.

We May Be Exposed to Large Product Liability Claims

         Our business exposes us to potential liability risks that are inherent in the testing, manufacturing and marketing of medical products. The use of our proposed products in clinical trials may expose us to product liability claims and possible adverse publicity. These risks also exist with respect to our proposed products, if any, that receive regulatory approval for commercial sale. We currently have product liability insurance coverage for the use of our proposed products in clinical trials and anticipate obtaining similar coverage for commercial sale. Any product liability claim brought against us, with or without merit, could result in the increase of our product liability insurance rates or the inability to secure coverage in the future. In addition, we would have to pay any amount awarded by a court in excess of policy limits. A product liability or other judgment against our company in excess of insured amounts or not covered by insurance could have a material adverse effect upon our financial condition.

We may acquire technologies or companies in the future, and these acquisitions could result in dilution to our shareholders and disruption of our business.

         Entering into an acquisition could divert management attention. We also could fail to assimilate the acquired company, which could lead to higher operating expenses. Finally, our shareholders could be diluted if we issue shares of our stock to acquire another company or technology.

Provisions in Our Charter and Delaware Law May Deter a Third Party From Seeking to Obtain Control of us or May Affect Your Rights as a Stockholder

         Our Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation") authorizes the issuance of a maximum of 5,000,000 shares of preferred stock ("Preferred Stock") on terms that may be fixed by our Board of Directors without further stockholder action. The terms of any series of Preferred Stock could adversely affect the rights of holders of the Common Stock. The issuance of Preferred Stock could make the possible takeover of our company more difficult or otherwise dilute the rights of holders of the Common Stock and the market price of the Common Stock. In addition, we are subject to Delaware General Corporation Law provisions that may have the effect of discouraging persons from pursuing a non-negotiated takeover of our company and preventing certain changes of control.

The Sale or Availability for Sale of Substantial Amounts of Common Stock Could Adversely Affect Our Stock Price

         The sale or availability for sale of substantial amounts of our Common Stock, including shares issuable upon exercise of outstanding stock options and warrants, in the public market could adversely affect the market price of our Common Stock. As of May 3, 2006, we had 82,821,047 shares of Common Stock issued and outstanding and the following shares of Common Stock were reserved for issuance:

      o 594,000 shares upon exercise of outstanding warrants, exercisable at $0.12 per share and expiring on March 26, 2007;

      o 110,000 shares upon conversion of promissory notes with a conversion price of $1.00 per share expiring on August 1, 2006 and February 1, 2007; and

      o 1,475,000 shares upon exercise of outstanding warrants, exercisable at $0.60 per share and expiring on April 3, 2010


      o 13,391,000 shares upon exercise of outstanding options, exercisable at prices ranging from $0.023 to $4.75 per share and expiring from March 5, 2006 to April 25, 2016.

         Approximately 69% of the outstanding shares of Common Stock, as well as substantially all of the shares issuable upon exercise of outstanding options, are freely tradable without restriction unless held by an affiliate of our company as that term is defined under the Securities Act. The remaining shares described above are deemed "restricted securities" and may not be sold in the absence of registration or in accordance with Rule 144 under the Securities Act or another exemption.

Our Stock Price May Be Volatile and the Market For Our Stock May be Illiquid

         The market price of our Common Stock has been and is likely to continue to be highly volatile. Trading in our Common Stock has experienced low volume and limited liquidity. Some of the factors that may affect the volatility and liquidity of our stock price are:

            o     fluctuations in our operating results,

            o     our need and ability to obtain capital,

            o shortfalls in revenue or earnings from levels expected by securities analysts,

            o     outcomes of clinical trials and regulatory submissions,

            o announcements of technological innovations or new products by the Company or its competitors,

            o     changes in governmental regulations,

            o developments with respect to patents or proprietary rights, and

            o     litigation.


                              Selling Stockholders

            The persons that may offer shares of our common stock pursuant to this prospectus are persons who may be granted shares of common stock under our 2006 Stock Option Plan and who currently are "affiliates" of our company by virtue of their status as officers and/or directors. All of the shares of common stock offered pursuant to this prospectus are being offered for the account of the selling stockholders.

            We will, from time to time, supplement this prospectus in order to reflect grants under the plan and/or to name grantees who are officers and/or directors as selling stockholders.

            We will not receive any proceeds from the resale of the common stock by the selling stockholders.


                              Plan of Distribution

            The selling stockholders are offering the shares of common stock for their own account, and not for the account of our company. We will not receive any proceeds from the sale of the common stock by the selling stockholders.

            From time to time, for their own accounts, selling stockholders may sell shares directly to purchasers or through agents, brokers, dealers or underwriters. Such agents, brokers, dealers or underwriters may receive concessions or commissions that exceed customary commissions from the selling stockholders or purchasers of the shares. Sales of the shares may be made in one or more transactions through the Over-The-Counter Bulletin Board, in privately negotiated transactions or otherwise. Sales may be made at the market price at the time of sale, a price related to the market price or a negotiated price.

            Any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of such shares positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

            Under the Exchange Act and its regulations, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and its rules and regulations, including Regulation M, which may limit the timing of purchases and sales of our common stock by the selling stockholder.

            To the extent required, we will use our best efforts to file, during any period in which offers or sales are being made, one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to the information in this prospectus.

                      Information Incorporated by Reference

         The Securities and Exchange Commission allows us to incorporate by reference certain of our publicly-filed documents into this prospectus, which means that such information is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders have sold all of the shares offered hereby or such shares have been deregistered.

         The following documents filed by the Registrant with the SEC are incorporated herein by reference:

      o Annual report on Form 10-KSB for the year ended December 31, 2005 (as amended by Form 10-KSB/A filed March 8, 2006)

      o  Quarterly report on Form 10-QSB for the quarter ended March 31, 2006

      o Form 8-Ks filed with the SEC in 2006 on March 3, March 15, April 6 and May 12.

      o The description of the Registrant's common stock contained in the Registrant's registration statement on Form S-1 (File No. 33-49008) under the caption "Description of Securities" (which is incorporated by reference in Item 1 of the Registrant's Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act).

         We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in but not delivered with this prospectus, other than exhibits to such documents. Any such requests may be made to the Registrant at PO Box 219, Little Silver, New Jersey 07739, telephone
(732) 728-1769, Attention: Robert Hickey, CEO.

              Disclosure of Commission Position on Indemnification
                         for Securities Act Liabilities

         Our Certificate of Incorporation, as amended, provides to the fullest extent permitted by Delaware law, a director or officer of our company shall not be personally liable to our company or its shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision is to eliminate the right of our company and its shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                     Additional Information Available to You

         This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at

100 F Street, NE, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's Internet site at http://www.sec.gov. Our common stock is quoted for trading on The Over-The-Counter Bulletin Board.

         No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof.

                                   ----------
                                   PROSPECTUS
                                   ----------


                                   05/31/2006

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.

        The Registrant hereby incorporates by reference into this Registration Statement the following documents filed by it with the SEC:


      o Annual report on Form 10-KSB for the year ended December 31, 2005 (as amended by Form 10-KSB/A filed March 8, 2006)

      o Quarterly report on Form 10-QSB for the quarter ended March 31, 2006

      o Form 8-Ks filed with the SEC in 2006 on March 3, March 15, April 6 and May 12.

      o The description of the Registrant's common stock contained in the Registrant's registration statement on Form S-1 (File No. 33-49008) under the caption "Description of Securities" (which is incorporated by reference in Item 1 of the Registrant's Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act).

        In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law generally provides that a corporation is empowered to indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving, at the request of the corporation, in any of such capacities of another corporation or other enterprise, if such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. This statute describes in detail the right of the registrant to indemnify any such person.

        Article TENTH of the Restated Certificate of Incorporation (as amended) of the Registrant provides generally for mandatory indemnification of the directors and officers of the Corporation to the fullest extent permitted under the Delaware General Corporation Law and permits indemnification for all other persons whom the Registrant is empowered to indemnify.

        Pursuant to Article VIII of the Registrant's By-Laws, the Registrant may indemnify, to the fullest extent permitted by the Delaware General Corporation Law, any person, including officers and directors, with regard to any action or proceeding.

        The Registrant has entered into indemnification agreements with its directors and officers. The agreements provide that the Registrant will indemnify the indemnitee to the fullest extent permitted by applicable law against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of his performance of his duties as a director or officer of the Registrant other than an action initiated by a director of officer. Such indemnification is available if the indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

        Under each indemnification agreement, the entitlement of a director or officer to indemnification shall be determined by a majority vote of a quorum of disinterested directors, or if such quorum either is not obtainable or so directs, by independent counsel or by the stockholders of the Registrant, as determined by such quorum of disinterested directors. Under certain circumstances, a party to the indemnification agreement will be conclusively presumed to have met the applicable statutory standard of conduct unless the Registrant's Board of Directors, stockholders or independent legal counsel determine that the relevant standard has not been met. If a change of control of the Registrant has occurred, the entitlement of such director or officer to indemnification shall be determined by independent counsel selected by such director or officer, unless such director or officer requests that either the Board of Directors or the stockholders make such determination.

        The Registrant's Restated Certificate of Incorporation (as amended) eliminates in certain circumstances the liability of directors of the Registrant for monetary damages for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent declaration of an unlawful dividend, stock purchase or redemption or (iv) for transactions from which the director derived an improper personal benefit.

        Pursuant to Section 145 of the Delaware General Corporation Law, the Registrant has purchased insurance on behalf of its directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

       EXHIBIT
       NUMBER     EXHIBIT
       ------     -------

        4.1 Article II of the By-laws of the Registrant. (Incorporated by reference to Exhibit 3.2 to the Registrant's registration statement on Form S-1, Registration No. 33-49008)

        4.2 Specimen Common Stock Certificate. (Incorporated by reference to Exhibit 4.2 to the Registrant's registration statement on Form S-1, Registration No. 33-49008)

        5.1       Opinion of Eilenberg & Krause LLP.

        23.1      Consent of Eilenberg & Krause LLP. (Included in Exhibit 5.1)

        23.2      Consent of Eisner LLP.

        24.1      Power of Attorney. (Included in the Signature Page)

        99.1 2006 Stock Option Plan. (Incorporated by reference to the Registrant's Schedule 14A definitive proxy statement for its 2006 annual meeting of stockholders)

Item 9. Undertakings.

        (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution;

        (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (4) For determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            i. Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

            ii. Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

            iii. The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

            iv. Any other communication that is an offer in the offering made by the Registrant to the purchaser.

        (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Silver, State of New Jersey, on May 30, 2006.

                                SYNTHEMED, INC.


                                By: /s/ Robert P. Hickey
                                    --------------------------------------------
                                    Robert P. Hickey
                                    President, Chief Executive Officer and Chief
                                    Financial Officer

                                POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Robert P. Hickey his or her true and lawful attorney in fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated:

             Signature                                Title                               Date
             ---------                                -----                               ----
/s/ Robert P. Hickey                President, Chief Executive Officer, Chief         May 30, 2006
--------------------
Robert P. Hickey                    Financial Officer (Principal Executive,
                                    Financial and Accounting Officer) and
                                    Director


/s/ Richard L. Franklin, M.D.                  Chairman of the Board                  May 30, 2006
--------------------------------
Richard Franklin

/s/ David G.P. Allan                                 Director                         May 30, 2006
--------------------------------
David G.P. Allan

/s/ Edward A. Celano                                 Director                         May 30, 2006
--------------------------------
Edward A. Celano

/s/ Barry R. Frankel                                 Director                         May 30, 2006
--------------------------------
Barry R. Frankel

/s/ Walter R. Maupay                                 Director                         May 30, 2006
--------------------------------
Walter R. Maupay

       EXHIBIT
       NUMBER     EXHIBIT
       ------     -------

        4.1 Article II of the By-laws of the Registrant. (Incorporated by reference to Exhibit 3.2 to the Registrant's registration statement on Form S-1, Registration No. 33-49008)

        4.2 Specimen Common Stock Certificate. (Incorporated by reference to Exhibit 4.2 to the Registrant's registration statement on Form S-1, Registration No. 33-49008)

        5.1       Opinion of Eilenberg & Krause LLP.

        23.1      Consent of Eilenberg & Krause LLP. (Included in Exhibit 5.1)

        23.2      Consent of Eisner LLP.

        24.1      Power of Attorney. (Included in the Signature Page)

        99.1 2006 Stock Option Plan. (Incorporated by reference to the Registrant's Schedule 14A definitive proxy statement for its 2006 annual meeting of stockholders)